Calculation of Filing Fee Tables

FORM N-2

(Form Type)

Western Asset Global High Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(o)			$75,000,000	$147.60	$11,070

Fees to Be Paid	Other	Rights to Purchase Shares of Common Stock(2)	—			—

Fees Previously Paid	Equity	Common Stock	457(o)			$1,000,000	$147.60	$147.60

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$75,000,000		$11,070

	Total Fees Previously Paid							$147.60

	Total Fee Offsets

	Net Fee Due							$10,922.40

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) No separate consideration will be received by the Registrant. Any shares issued pursuant to an offering of rights to purchase shares of common stock, including any shares issued pursuant to an over-subscription privilege or a secondary over-subscription privilege, will be shares registered under this Registration Statement.